Exhibit 99.1

tw telecom Reports First Quarter 2010 Results

— Grew Revenue and Modified EBITDA sequentially and year over year —

— Achieved 37% M-EBITDA margin, a 160 basis point expansion year over year —

— Delivered strong Levered Free Cash Flow, while investing in growth opportunities —

LITTLETON, Colo. – May 10, 2010 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its first quarter 2010 financial results, including $311.2 million of revenue, $114.2 million in Modified EBITDA1 (“M-EBITDA”), $17.5 million in levered free cash flow3 and net loss of $4.5 million. Excluding debt extinguishment costs from a successful refinancing, the Company delivered $0.08 earnings per share for the quarter.

“We delivered great results in a historically seasonal quarter,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We grew revenue, delivered strong margins, and generated ongoing cash flow, while we strategically invested and maintained healthy liquidity. As part of our growth initiatives for this year, we have developed enhancements to our comprehensive product portfolio. We are currently selling these expanded products, and expect to begin to see revenue contribution in the latter part of the year. In addition, we continue to invest in new customer opportunities, expand our market reach and develop new capabilities. Our initiatives are focused on leveraging our infrastructure, capturing greater market share, accelerating revenue growth and driving shareholder value.”

Highlights for the First Quarter 2010

•	Grew total revenue 5% year over year and 1% sequentially

•	Grew enterprise revenue 6% year over year and 2% sequentially

•	Grew data and Internet revenue 15% year over year and 3% sequentially

•	Grew M-EBITDA 9% year over year

•	Achieved a 36.7% M-EBITDA margin, a 160 basis point improvement year over year

•	Delivered $17.5 million of levered free cash flow, representing 6% of revenue

•	Successfully completed an opportunistic financing extending the maturity date and lowering weighted average cost of debt

Business Trends

“We delivered strong comprehensive results including strong revenue growth, impressive margins and solid cash flow,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “Our revenue growth this quarter was benefited by a substantial decline in revenue churn. While it’s too early to determine if these favorable churn results are sustainable, we believe our focus on customer satisfaction, ongoing process improvements and targeted churn initiatives, will continue to benefit revenue. We also delivered strong bookings7 for December through April, reflecting strength and consistency to our monthly sales, outpacing our previous results for any consecutive five month period.”

Bookings generally install in 45 days to 6 months after contract signature, therefore the Company expects that most of the sales in the first quarter will install in future quarters.

In March, the Company refinanced nearly one third of its debt issuing $430 million of 8% unsecured senior notes due in 2018, and redeeming $400 million of 9.25% unsecured senior notes due in 2014.

Operational Metrics

Revenue churn4 was 0.9% for the current quarter, 1.2% for the prior quarter, and 1.3% for the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter, down from 0.3% for the prior quarter and the same quarter last year, reflecting a strong and stable customer base.

The Company had nearly 28,000 customers as of March 31, 2010. Customer churn4 was 1.1% for the current quarter, down from 1.2% for the prior quarter and 1.3% for the same period last year. The majority of the turnover was from small customers, and the Company expects this churn will continue.

The Company ended the first quarter with over 27,000 route miles (including more than 20,000 metro miles), 10,647 buildings on net6 and 2,887 employees, including 523 sales associates.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing as well as any seasonal nature of sales and installations, usage, disputes, repricing for contract renewals, and fluctuations in revenue churn, expenses and capital expenditures.

Capital Expenditures

Capital expenditures were $80.9 million for the quarter compared to $72.3 million for the prior quarter and $73.4 million for the same period last year. The sequential and year over year increase reflects investing in new product portfolio enhancements and ongoing success-based investments.

The Company expects capital investments for 2010 to be at the high end of its guidance range of $275 to $300 million, with greater investing in the first half of the year due to spending for product portfolio enhancements. The Company expects the majority of the full year capital investments to be tied to new sales opportunities.

Year over Year Results – First Quarter 2010 compared to First Quarter 2009

Revenue

Revenue for the quarter was $311.2 million compared to $297.6 million for the first quarter last year, representing a year over year increase of $13.6 million, or 5%. Key changes in revenue included:

•	$13.6 million increase in revenue from enterprise customers, or 6% year over year, representing 31 consecutive quarters of enterprise growth

•	$0.1 million increase in revenue from carriers reflecting growth in new sales partially offset by churn and repricing for contract renewals

•	$0.1 million decrease in intercarrier compensation

By product line, the percentage change in revenue year over year was as follows:

•	15% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales, partially offset by churn

•	1% increase in voice services, primarily reflecting local product sales and an increase in certain taxes and fees, partially offset by churn

•	5% decrease for network services, primarily due to sales that were outpaced by churn and repricing for contract renewals

M-EBITDA and Margins

M-EBITDA grew to $114.2 million for the quarter, an increase of 9%, or $9.8 million from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth, cost efficiencies from network and other optimization efforts and lower bad debt expense, partially offset by an increase in employee and field related costs.

Operating costs for the quarter increased year over year, primarily due to increased network access costs associated with higher revenue and increased field related costs, taxes and fees, partially offset by network and other cost efficiencies. Operating costs as a percent of revenue were 41% for the current period compared to 42% for the same period last year.

Selling, general and administrative costs (“SG&A”) decreased year over year, primarily reflecting a decrease in bad debt expense partially offset by higher employee costs. Bad debt expense was $0.1 million for the quarter and $3.5 million for the same period last year. SG&A costs as a percent of revenue were 24% for the current quarter and 25% for the same period last year.

Modified gross margin5 was 58.8% for the current quarter compared to 58.7% for the same period last year, a 10 basis point improvement. M-EBITDA margin for the quarter was 36.7% as compared to 35.1% for the same period last year, a 160 basis point improvement.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

For the quarter, net loss was $4.5 million, or $0.03 loss per share compared to net income of $2.9 million, or $0.02 earnings per share, for the same period last year, reflecting the impact of $17.1 million of debt extinguishment costs from a refinancing, partially offset by strong M-EBITDA growth. Excluding debt extinguishment costs, earnings per share was $0.08 per share for the quarter, representing a $0.06 per share improvement year over year.

Sequential Results – First Quarter 2010 compared to Fourth Quarter 2009

Revenue

Revenue for the quarter was $311.2 million, as compared to $307.9 million for the fourth quarter of 2009, an increase of $3.3 million, or 1%. Key changes in revenue included:

•	$3.8 million increase in enterprise revenue, representing 2% sequential growth

•	$0.8 million increase in revenue from carrier customers reflecting growth in new sales partially offset by churn and repricing for contract renewals

•	$1.3 million decrease in intercarrier compensation primarily for fluctuations in disputes

By product line, the percentage change in revenue sequentially was as follows:

•	3% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales partially offset by churn

•	1% increase in voice services, primarily reflecting local products sales and an increase in usage, certain taxes and fees, partially offset by churn

•	1% decrease in network services, primarily due to sales that were outpaced by ongoing churn and repricing for customer contract renewals

M-EBITDA and Margins

M-EBITDA was $114.2 million for the quarter, compared to $113.9 million for the prior quarter. The growth in M-EBITDA represents contribution from revenue growth, cost efficiencies from network and other optimization efforts partially offset by higher employee related costs. The Company experienced seasonally higher employee costs related to the resetting of payroll taxes.

Operating costs decreased primarily reflecting increased access costs associated with the growth in revenue, offset by ongoing network and other cost efficiencies and lower employee costs. Operating costs were 41% of revenue for the current quarter and 42% for the prior quarter.

SG&A costs increased primarily reflecting higher employee costs including the impact of resetting of payroll taxes and higher benefit and other costs. Bad debt expense remained nearly flat compared to the prior quarter. SG&A was 24% of revenue for the current period as compared to 23% for the prior quarter.

Modified gross margin was 58.8% compared to 58.2% for the prior quarter, a 60 basis point improvement. M-EBITDA margin was 36.7% for the quarter, compared to 37.0% for the prior quarter, a 30 basis point reduction.

Net Loss

For the quarter, the Company reported net loss of $4.5 million, or $0.03 loss per share compared to net income of $11.1 million, or $0.07 earnings per share for the prior quarter, reflecting the impact of $17.1 million of debt extinguishment costs associated with a refinancing, somewhat offset by lower depreciation and M-EBITDA growth. Excluding debt extinguishment costs, earnings per share was $0.08 per share for the quarter, representing a $0.01 per share improvement sequentially.

Summary

“We believe our business is in a great position, generating strong cash flow with a differentiated asset base and comprehensive and competitive product portfolio, and we are executing well operationally, all of which will help drive long-term growth and shareholder value,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on May 11, 2010 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs and non cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines revenue churn as the lost recurring monthly billing for the quarter from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer turnover for the quarter compared to the average monthly customer count for the quarter.

(5)

The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(6)

Fiber connected buildings on-net represent locations to which the Company’s fiber is directly connected with lit electronics. This does not include buildings which are exclusively Local Serving Office locations or buildings with fiber but no lit electronics.

(7)	Bookings reflect signed customer sales. The timing of when these sales are installed and recognized as revenue varies based on the underlying contract.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2010 and beyond, including product plans, growth prospects, market opportunities, bookings, future economic conditions, sales and installations timing, revenue growth, churn, business trends and fluctuations, seasonality, expense trends, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended March 31, 2010. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended March 31,
	2010	2009	Growth %
Revenue
Data and Internet services	$129,121	$112,042	15%
Network services	89,548	93,866	-5%
Voice services	84,072	83,077	1%

Service Revenue	302,741	288,985	5%
Intercarrier compensation	8,470	8,646	-2%

Total Revenue	311,211	297,631	5%

Expenses
Operating costs	128,855	123,731

Gross Margin	182,356	173,900
Selling, general and administrative costs	75,102	75,820
Depreciation, amortization, and accretion	73,387	73,191

Operating Income	33,867	24,889
Interest expense	(15,906)	(16,681)
Debt Extinguishment Costs	(17,070)	—
Non cash interest expense and deferred debt costs	(5,035)	(4,777)
Interest income	57	130

Income (Loss) before income taxes	(4,087)	3,561
Income tax expense	375	681

Net Income (Loss)	$(4,462)	$2,880

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$182,356	$173,900
Add back non-cash stock-based compensation expense	758	725

Modified Gross Margin	183,114	174,625	5%

Selling, general and administrative costs	75,102	75,820
Add back non-cash stock-based compensation expense	6,219	5,637

Modified EBITDA	114,231	104,442	9%

Non-cash stock-based compensation expense	6,977	6,362
Depreciation, amortization, and accretion	73,387	73,191
Net Interest expense	15,849	16,551
Debt Extinguishment costs	17,070	—
Non cash interest expense and deferred debt costs	5,035	4,777
Income tax expense	375	681

Net Income (Loss)	$(4,462)	$2,880

Modified Gross Margin %	58.8%	58.7%

Modified EBITDA Margin %	36.7%	35.1%

Free Cash Flow:
Modified EBITDA	$114,231	$104,442	9%
Less: Capital Expenditures	80,929	73,425	10%

Unlevered Free Cash Flow	33,302	31,017	7%
Less: Net interest expense	15,849	16,551	-4%

Levered Free Cash Flow	$17,453	$14,466	21%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Mar 31, 2010	Dec 31, 2009	Growth %
Revenue
Data and Internet services	$129,121	$124,799	3%
Network services	89,548	90,463	-1%
Voice services	84,072	82,860	1%

Service Revenue	302,741	298,122	2%
Intercarrier compensation	8,470	9,812	-14%

Total Revenue	311,211	307,934	1%

Expenses
Operating costs	128,855	129,855

Gross Margin	182,356	178,079
Selling, general and administrative costs	75,102	71,355
Depreciation, amortization, and accretion	73,387	74,290

Operating Income	33,867	32,434
Interest expense	(15,906)	(15,815)
Debt Extinguishment Costs	(17,070)	—
Non cash interest expense and deferred debt costs	(5,035)	(4,969)
Interest income	57	33

Income (Loss) before income taxes	(4,087)	11,683
Income tax expense	375	587

Net Income (Loss)	$(4,462)	$11,096

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$182,356	$178,079
Add back non-cash stock-based compensation expense	758	1,190

Modified Gross Margin	183,114	179,269	2%

Selling, general and administrative costs	75,102	71,355
Add back non-cash stock-based compensation expense	6,219	5,953

Modified EBITDA	114,231	113,867	0%

Non-cash stock-based compensation expense	6,977	7,143
Depreciation, amortization, and accretion	73,387	74,290
Net Interest expense	15,849	15,782
Debt extinguishment costs	17,070	—
Non cash interest expense and deferred debt costs	5,035	4,969
Income tax expense	375	587

Net Income (Loss)	$(4,462)	$11,096

Modified Gross Margin %	58.8%	58.2%

Modified EBITDA Margin %	36.7%	37.0%

Free Cash Flow
Modified EBITDA	$114,231	$113,867	0%
Less: Capital Expenditures	80,929	72,347	12%

Unlevered Free Cash Flow	33,302	41,520	-20%
Less: Net interest expense	15,849	15,782	0%

Levered Free Cash Flow	$17,453	$25,738	-32%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	3/31/10	12/31/09	3/31/09
Weighted Average Shares Outstanding (thousands)
Basic	149,296	148,439	147,853

Diluted (2)	149,296	151,372	148,620

Basic & Diluted Income (Loss) per Common Share
Prior to debt extinguishment costs	$0.08	$0.07	$0.02
Debt Extinguishment costs	$(0.11)	$0.00	$0.00

Total	$(0.03)	$0.07	$0.02

	As Of
	3/31/10	12/31/09	3/31/09

Common shares (thousands)
Actual Shares Outstanding	151,666	150,123	149,069

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	3,496	2,296	2,910

Options (thousands)
Options Outstanding	11,152	11,035	13,657

Options Exercisable	7,518	6,922	8,571

Options Exercisable and In-the-Money	3,658	2,639	1,775

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2010	December 31, 2009	March 31, 2009

ASSETS

Cash, equivalents and short term investments	$486,469	$470,772	$353,212

Receivables	85,394	87,465	85,833
Less: allowance	(9,146)	(9,449)	(13,274)

Net receivables	76,248	78,016	72,559

Other current assets	42,032	43,120	22,207

Property, plant and equipment	3,559,212	3,481,287	3,330,115
Less: accumulated depreciation	(2,252,570)	(2,186,915)	(2,021,551)

Net property, plant and equipment	1,306,642	1,294,372	1,308,564

Other Assets	491,092	487,920	516,353

Total	$2,402,483	$2,374,200	$2,272,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$61,506	$51,088	$32,967
Deferred revenue	34,644	34,005	31,607
Accrued taxes, franchise and other fees	68,010	68,669	63,538
Accrued interest	5,949	16,219	9,555
Accrued payroll and benefits	37,150	42,589	36,322
Accrued carrier costs	31,917	35,890	31,271
Current portion of debt and lease obligations	7,147	7,569	8,564
Other current liabilities	43,815	39,120	33,428

Total current liabilities	290,138	295,149	247,252

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,750	373,750
Unamortized Discount	(60,432)	(64,808)	(77,397)

Net	313,312	308,942	296,353
Floating rate senior secured debt - Term Loan B, due 1/7/2013	580,500	582,000	586,500
9 1/4% senior unsecured notes, due 2/15/2014	—	400,229	400,271
8% senior unsecured notes, net of discount, due 2018	426,937	—	—
Capital lease obligations	16,084	16,768	18,005
Less: current portion	(7,147)	(7,569)	(8,564)

Total long-term debt and capital lease obligations	1,329,686	1,300,370	1,292,565

Long-Term Deferred Revenue	16,398	15,988	17,457
Other Long-Term Liabilities	31,067	30,653	33,120

Stockholders’ Equity	735,194	732,040	682,501

Total	$2,402,483	$2,374,200	$2,272,895

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009
Cash flows from operating activities:
Net Income (loss)	$(4,462)	$11,096	$2,880
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	73,387	74,290	73,191
Stock-based compensation	6,977	7,143	6,362
Extinguishment costs and amortization of discount on debt and deferred debt costs	22,146	4,992	5,198
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	3,116	(3,813)	8,681
Accounts payable, deferred revenue, and other liabilities	(3,903)	18,567	(32,486)

Net cash provided by operating activities	97,261	112,275	63,826

Cash flows from investing activities:
Capital expenditures	(80,929)	(72,347)	(66,159)
Purchase of investments	(90,025)	(24,892)	—
Proceeds from redemptions of investments	15,075	—	—
Proceeds from sale of assets and other investing activities	(2,325)	386	5,149

Net cash used in investing activities	(158,204)	(96,853)	(61,010)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	167	444	(132)
Net proceeds from issuance of debt	417,477	—	—
Retirement of debt obligations	(413,683)	—	—
Payment of debt and capital lease obligations	(2,014)	(2,290)	(1,648)

Net cash provided by (used in) financing activities	1,947	(1,846)	(1,780)

Increase (decrease) in cash and cash equivalents	(58,996)	13,576	1,036
Cash and cash equivalents at the beginning of the period	445,907	432,331	352,176

Cash and cash equivalents at the end of the period	$386,911	$445,907	$353,212

Supplemental disclosures of cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$386,911	$445,907	353,212
Short term investments	99,558	24,865	—

Total of cash, equivalents and short term investments	$486,469	$470,772	$353,212

Supplemental disclosures of cash flow information:
Cash paid for interest	$26,697	$9,382	$25,134

Cash paid for debt extinguishment costs	$13,677	—	—

Cash paid for income taxes	$22	$175	$28

Addition of capital lease obligation	—	—	$7,266

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$80,929	$72,347	$66,159
Addition of capital lease obligation	—	—	7,266

Total capital expenditures	$80,929	$72,347	$73,425

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2009				2010
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:

Buildings
Fiber connected buildings, on-net	9,685	9,934	10,170	10,407	10,647

Headcount
Total Headcount	2,853	2,861	2,849	2,870	2,887
Sales Associates	486	494	503	522	523

Customers
Total Customers	29,256	28,676	28,347	27,989	27,685

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.